Exhibit 99.1

Dear Fellow Stockholders,

OSS accomplished significant achievements this past year, including the continued validation of our strategy, which we believe should position the company for continued success. We gained momentum towards achieving our objective of providing the highest performance computing and storage platforms for AI Transportable applications.

This has positioned us to pursue substantial opportunities that have the potential to result in revenue growth and margin enhancement in multiple markets. Due to the strength of our product portfolio, we believe that we are well positioned to accelerate our penetration in key markets with a special emphasis on the defense sector.

Our strategic focus on the AI Transportables space, a rapidly expanding segment of the multi-billion-dollar edge computing market introduced in 2021, continued to drive new program wins, layering in a pipeline which we believe can support solid growth in this higher margin business over the coming years.

OSS ended 2022 with 19 new significant wins for the year, up from 14 in 2021. These 2022 wins are expected to yield approximately $10 million in 2023, and more in the following years. 13 of the 19 were for our AI Transportable solutions, which contributed towards our financial achievement of record revenues of $72.4 million and adjusted EBITDA of $5.2 million.

AI Transportable Progress - Industrials

During the year, we announced our partnerships with key autonomous truck companies, utilizing our Centauri and SDS product lines. This resulted in two of these truck companies rising into our top-ten customer list for the year.

We believe this segment of our market will continue to grow. Upon reaching a production state, this segment could produce a significant inflection point in upward revenues for OSS.

Throughout 2022, we announced additional AI Transportable wins, including the deployment of our mobile storage products for the purpose of gathering signal data for one of the nation’s largest cellular carriers.

Military Theatre Tailwinds & Validation

Parallel to these quicker to market industrial applications, we have remained focus over the past two years on the pursuit of AI Transportable opportunities within the military theatre.

We believe the military, with its broader base of opportunities driving higher margins and revenue, will be the main building block of value for our shareholders over the coming years.

The Army, Navy, Marine Corps, and Air Force are all deploying autonomous and/or AI capabilities, creating new opportunities and tailwinds for OSS.

We are now engaged at various levels with most of the largest military prime contractors in the U.S. Several of these expanded engagements have led to multiple bids submitted by the primes to the DoD using our products, covering multiple applications on land, by sea and in the air.

During this process, we have also worked directly with several branches of the military, providing us more visibility into programs, developing relationships with decision makers, and in several cases, we are now in the enviable position of having influence on product specifications for RFQs.

Driving our strategic progress are our innovative flagship product called “Rigel,” our well-positioned sales representatives, the strengthening of our internal team and our military advisory board constituted in 2022. Rigel is the most compact, rugged supercomputer in the world with performance that has induced the DoD, in some applications, to move away from the entrenched, slower VPX standard that the military embraced for years. Rigel’s higher performance enables the defense sector to implement autonomous and AI capabilities not possible with previously adopted technologies.

With the validation of our military AI Transportables strategy in 2022, we have elected to make certain strategic changes to accelerate growth and increase shareholder value. It became evident that strengthening our organization with leaders who have deeper experience and connections within the military sector is likely to accelerate our participation in, and infiltration of, this space.

As previously announced, we are in the process of identifying and bringing on a new CEO and a VP of Sales with significant military experience. We expect that this will be followed by reprofiling the Board of Directors to facilitate this additional focus on the defense sector. We expect this transition to be complete by the end of the year.

Looking Ahead

We believe that market validation of our AI Transportable strategy is the foundation for continued revenue growth, margin improvement and profitability of OSS.

With the strength of our balance sheet, we believe we have the resources for investment into new products and technologies, as well as the resources to adapt to changing markets and shifts in the business climate.

We would like to extend our appreciation to all of our OSS team members for their contribution and unwavering commitment to quality, productivity and record financial performance. Most importantly, we would also like to thank our shareholders and customers for their continued support as we continue this exciting journey.

Yours truly,

David Raun President & CEO	Ken Potashner Chairman